Exhibit 99.1

SIDUS SPACE REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

CAPE CANAVERAL, Fla – May 20, 2024 —Sidus Space, Inc. (NASDAQ:SIDU) (the “Company” or “Sidus”), a Space and Data-as-a-Service satellite company, announced its financial results for the first quarter ended March 31, 2024 and provided a business update. The Company is scheduled to host a conference call and webcast today, Monday, May 20th, at 5:00 p.m. ET.

“During the first quarter of 2024, we successfully launched and deployed our first LizzieSat from the SpaceX Transporter-10 Rideshare Mission, representing the first of several satellites we are planning to launch into Low Earth Orbit. With this new launch, the first commercial satellite designed, manufactured and operated by the company, we have demonstrated our expertise in vertical manufacturing integration as well as our ability to successfully deploy and operate a 275lb satellite with multiple technologies supporting a broad range of applications and customers. This unprecedented success lays the foundation for our continued growth as we prepare for LizzieSat-2 and 3, which are manifested for launch with SpaceX in the fourth quarter of this year.” said Carol Craig, Founder and CEO of Sidus.

“Successfully launching LizzieSat into orbit was a key milestone for Sidus and a vital element of our strategy to position our company as a leader in the Space ecosystem. Our Space-based Data-as-a-Service business model that is enabled by our LizzieSats has the capacity to scale rapidly and generate meaningful, high-margin revenue as we continue deploying additional LizzieSats into orbit,” Ms. Craig concluded.

Operational Highlights for the Quarter Ending March 31, 2024:

●	Successfully launched and deployed first ever hybrid 3D printed, Artificial Intelligence (AI) enhanced micro satellite on SpaceX Transporter-10 rideshare mission
●	Established two-way communications with LizzieSat™ SCN 59132
●	Teammate on winning Solis Applied Science team for National Geospatial-Intelligence Agency IDIQ research and development contract with $794 million ceiling
●	Awarded contract for technology hosting payload contract with ASPINA
●	Announced publication of new U.S. patent application for LizzieSat platform
●	Completed contract to deliver onboard computing flight hardware with final revenue payments
●	Unveiled cutting-edge multi-material 3D printed space hardware division
●	Achieved AI and hardware contract revenue milestones
●	Secured NOAA approval to provide imaging services to government and commercial customers

Subsequent Operational Highlights:

●	Completed commissioning Phase and began operating as a fully functional satellite ID# 59132
●	Began activation of customer payloads including NASA ASTRA
●	Executed subcontract with Intuitive Machines as a Teammate on the NASA Lunar Terrain Vehicle Services (LTVS) contract
●	Delivered Electronic LCS Cabinets to Bechtel as Part of NASA’s Mobile Launcher 2
●	Expanded sales reach by executing agreement with Orbital Transports for global market reach
●	Awarded additional contract with HEO, a Leading Provider of Non-Earth Imaging and Data, for NEI Payload and Data Services on LizzieSat-3
●	Unveiled Commercial Mission Control Center for expansion across Space ecosystem

Corporate Governance and Capital Formation Highlights:

●	Appointed Bill White as Chief Financial Officer
●	Appointed Richard J. Berman to Board of Directors
●	Raised Gross Proceeds of $15.2 Million through the Exercise of Warrants and Two Equity Offerings

Financial Highlights for the First Quarter Ending March 31, 2024:

Total revenue for the three months ended March 31, 2024, totaled approximately $1.1 million, a decrease of $1.2 million compared to total revenue for the three months ended March 31, 2024. This decrease was primarily driven by the timing of fixed price manufacturing milestone contracts related to delivery of hardware as directed by the contract requirements. Additionally, timing of satellite contract payments from existing customers varies for each calendar year. Due to customer driven delays, both manufacturing and satellite milestone payments shifted to the right and are expected to increase in the second half of the year.

Cost of revenue decreased 29% for the three months ended March 31, 2024, to approximately $1 million as compared to approximately $1.4 million for the three months ended March 31, 2023. The decrease in cost of revenue is primarily driven by the reduction of total revenue.

Gross profit margin decreased to 8% for the first quarter of 2024 as compared to 40% for the first quarter of 2023 due to the higher percentage of material costs as compared to labor for manufacturing contracts and the shifting of the satellite milestones due to customer delays along with the change in calculation of COGS.

Selling, general, and administrative expenses for the first quarter ended March 31, 2024, totaled approximately $3.6 million as compared to $3.5 million for the same period the prior year. The slight increase was primarily due to fundraising expenses from two capital raises in Q1 2024 and an increase in Mission Operations support expense related to ground support required for tracking and communicating with our first satellite, partly offset by a reduction in D&O insurance expenses, marketing and investor relations expenses.

Adjusted EBITDA loss, a non-GAAP measure, for the three months ended March 31, 2024, totaled $2.7 million as compared to an Adjusted EBITDA loss of $2.6 million for the same period the prior year. Total non-GAAP adjustments for interest expense, depreciation and amortization, acquisition deal costs, severance costs, capital markets and advisory fees, equity-based compensation, and warrant costs are provided in the reconciliation table listed below.

Net loss for the three months ended March 31, 2024, was $3.8 million as compared to a net loss of $3.4 million for the same period the prior year.

Balance Sheet:

At March 31, 2024, the Company had cash of $6.2 million as compared to $1.2 million at December 31, 2023. During the quarter, the Company received gross proceeds of $15.2 million through the exercise of warrants and two offerings.

Current liabilities decreased by approximately $4.0 million to approximately $8.2 million as of March 31, 2024, from approximately $12.2 million as of December 31, 2023. The decrease was primarily attributable to a decrease in accounts payable and other current liabilities and our asset-based loan liability.

Total stockholders’ equity increased to $17.2 million as of March 31, 2024 as compared to $7.1 million as of December 31, 2023.

As of May 20, 2024 the Company had 4,081,344 Class A common shares and 100,000 Class B common shares.

Conference Call and Webcast

Event:	Sidus Space First Quarter 2024 Financial Results Conference Call
Date:	Monday, May 20, 2024
Time:	5:00 p.m. Eastern Time
Live Call:	+ 1-877-269-7751 (U.S. Toll-Free) or +1-201-389-0908 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1669695&tp_key=1efc809b5b

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until Monday, June 3, 2024, at 11:59 P.M. ET and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13746483. An online archive of the webcast will be available for three months following the event at investors.sidusspace.com.

About Sidus Space

Sidus Space (NASDAQ: SIDU) is a multi-faceted Space and Data-as-a-Service satellite company focused on mission-critical hardware manufacturing; multi-disciplinary engineering services; satellite design, production, launch planning, mission operations; and in-orbit support. The Company is in Cape Canaveral, Florida, where it operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on vertically integrated Space-as-a-Service solutions including end-to-end satellite support.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. More than just a “Satellite-as-a-Service” provider, Sidus Space’s products and services are offered through its four business units: Space and Defense Hardware Manufacturing, Satellite Manufacturing and Payload Integration, Space-Based Data Solutions, and AI/ML Products and Services to support customers from concept to Low Earth Orbit and beyond. Sidus Space is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2023, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we use non-GAAP measures of adjusted EBITDA. We use adjusted EBITDA in order to evaluate our operating performance and make strategic decisions regarding future direction of the company since it provides a meaningful comparison to our peers using similar measures. We define adjusted EBITDA as net income (as determined by U.S. GAAP) adjusted for interest expense, depreciation and amortization expense, acquisition deal costs, severance costs, capital market and advisory fees, equity-based compensation and warrant costs. These non-GAAP measures may be different from non-GAAP measures made by other companies since not all companies will use the same measures. Therefore, these non-GAAP measures should not be considered in isolation or as a substitute for relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis.

The following table reconciles adjusted EBITDA to net loss (the most comparable GAAP measure) for the three months ended March 31, 2024 and 2023:

	Three Months Ended
	March 31,
	2024	2023	Change	%
Net Income / (Loss)	$(3,810,500.00)	$(3,441,059.00)	$(369,441.00)	11%
Interest Expense (i)	248,981.00	228,460.00	20,521.00	9%
Depreciation and Amortization (ii)	253,030.00	3,361.00	249,669.00	7428%
Fundraising expense (iii)	560,322.00	35,000.00	525,322.00	1501%
Capital Market and advisory fees (iiii)	-	566,299.00	(566,299.00)	-100%
Equity based compensation	41,698.00	-	41,698.00	-
Total Non-GAAP Adjustments	1,104,031.00	833,120.00	270,911.00	33%
Adjusted EBITDA	(2,706,469.00)	(2,607,939.00)	(98,530.00)	4%

(i)	Sidus Space incurred increased interest expense due to short-term note payable due in Q4 2024 and interest expense related to an asset based loan.
(ii)	Sidus Space incurred increased depreciation expense 2024 with launch and deployment of satellite fixed asset and related satellite software.
(iii)	Sidus Space incurred one-time legal and audit related fundraising expenses
(iiii)	Sidus Space incurred one-time stock issuance costs in 2023

SIDUS SPACE, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2024	2023
Assets
Current assets
Cash	$6,171,759	$1,216,107
Accounts receivable	650,763	1,175,077
Accounts receivable - related parties	172,030	67,447
Inventory	1,423,588	1,217,929
Contract asset	77,124	77,124
Contract asset - related party	43,173	43,173
Prepaid and other current assets	4,768,330	5,405,453
Total current assets	13,306,767	9,202,310

Property and equipment, net	11,547,302	9,570,214
Operating lease right-of-use assets	46,511	115,573
Intangible asset	398,135	398,135
Other assets	72,030	64,880
Total Assets	$25,370,745	$19,351,112

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$3,540,192	$6,697,562
Accounts payable and accrued interest - related party	886,331	677,039
Contract liability	77,124	77,124
Contract liability - related party	43,173	43,173
Asset-based loan liability	1,599,653	2,587,900
Notes payable	2,016,951	2,017,286
Operating lease liability	47,990	119,272
Total current liabilities	8,211,414	12,219,356

Total Liabilities	8,211,414	12,219,356

Commitments and contingencies

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding
Series A convertible preferred stock: 2,000 shares authorized; 0 and 372 shares issued and outstanding, respectively	-	-
Common stock: 210,000,000 authorized; $0.0001 par value
Class A common stock: 200,000,000 shares authorized; 4,081,344 and 983,173 shares issued and outstanding, respectively	409	98
Class B common stock: 10,000,000 shares authorized; 100,000 shares issued and outstanding	10	10
Additional paid-in capital	63,798,580	49,918,441
Accumulated deficit	(46,639,668)	(42,786,793)
Total Stockholders’ Equity	17,159,331	7,131,756
Total Liabilities and Stockholders’ Equity	$25,370,745	$19,351,112

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2024	2023

Revenue	$845,111	$1,914,724
Revenue - related parties	205,044	348,903
Total - revenue	1,050,155	2,263,627
Cost of revenue	966,091	1,367,828
Gross profit	84,064	895,799

Operating expenses
Selling, general and administrative expense	3,645,583	3,542,169
Total operating expenses	3,645,583	3,542,169

Net loss from operations	(3,561,519)	(2,646,370)

Other income (expense)
Interest expense	(153,526)	(187,527)
Asset-based loan expense	(95,455)	(40,933)
Finance expense	-	(566,229)
Total other expense	(248,981)	(794,689)

Loss before income taxes	(3,810,500)	(3,441,059)
Provision for income taxes	-	-
Net loss	$(3,810,500)	$(3,441,059)

Dividend on Series A preferred Stock	(42,375)	-
Net loss attributed to stockholders	(3,852,875)	(3,441,059)

Basic and diluted loss per common share	$(1.40)	$(0.12)
Basic and diluted weighted average number of common shares outstanding	2,719,812	29,714,403

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31,
	2024	2023

Cash Flows From Operating Activities:
Net loss	$(3,810,500)	$(3,441,059)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	79,198	566,229
Depreciation and amortization	253,030	3,361
Changes in operating assets and liabilities:
Accounts receivable	524,314	(621,104)
Accounts receivable - related party	(104,583)	(138,506)
Inventory	(205,659)	(222,852)
Contract asset - related party	-	(6,877)
Prepaid expenses and other assets	629,973	(1,122,400)
Accounts payable and accrued liabilities	(2,991,139)	1,515,926
Accounts payable and accrued liabilities - related party	209,292	(24,645)
Contract liability - related party	-	6,877
Changes in operating lease assets and liabilities	(2,220)	(2,956)
Net Cash used in Operating Activities	(5,418,294)	(3,488,006)

Cash Flows From Investing Activities:
Purchase of property and equipment	(2,230,118)	(1,147,409)
Net Cash used in Investing Activities	(2,230,118)	(1,147,409)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock units	13,742,311	4,615,465
Proceeds from asset-based loan agreement	46,133	1,857,524
Repayment of asset-based loan agreement	(1,034,380)	(1,221,613)
Repayment of notes payable	(150,000)	(92,483)
Net Cash provided by Financing Activities	12,604,064	5,158,893

Net change in cash	4,955,652	523,478
Cash, beginning of period	1,216,107	2,295,259
Cash, end of period	$6,171,759	$2,818,737

Supplemental cash flow information
Cash paid for interest	$152,066	$48,402
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Class A common stock issued for conversion of Series A convertible preferred stock	$16,566	$-

Contacts:

Investor Relations

Valter Pinto or Jack Perkins
KCSA Strategic Communications
sidus@kcsa.com
(212) 896-1254

Media Inquiries

press@sidusspace.com